INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Jack in the Box Inc.:

We consent to incorporation by reference in the registration statement No. 33-50934 on Form S-3 of Jack in the Box Inc. and in registration statement Nos. 33-67450, 33-54602, 33-51490 and 333-85669 on Form S-8 of Jack in the Box Inc.
of our report dated November 5, 1999, relating to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of October 3, 1999 and September 27, 1998, and the related consolidated statements of earnings, cash flows and stockholders' equity for the fifty-three weeks ended October 3, 1999, and the fifty-two weeks ended September 27, 1998 and September 28, 1997, which report appears in the October 3, 1999 annual report on Form 10-K of Jack in the Box Inc. and subsidiaries, and to the reference to our firm under the heading "Selected Financial Data" in Item 6 of the referenced Form 10-K.

                                         KPMG LLP


San Diego, California
December 1, 1999